Exhibit 3.69

AMENDMENT TO THE
LIMITED LIABILITY COMPANY AGREEMENT OF
CLEARWIRE SPECTRUM HOLDINGS II LLC

This Amendment to the Limited Liability Agreement of Clearwire Spectrum Holdings II LLC (this “Amendment”), is made and entered into effective as of this 24th day of March, 2021, by its current member Clearwire Legacy LLC:

WHEREAS, the Limited Liability Agreement (“Agreement”) was executed on July 24, 2006.

WHEREAS, the original member of the Company was Clearwire Corporation.

WHEREAS, Clearwire Legacy LLC became the member in 2008 (the “Member”).

NOW, THEREFORE, the member hereby amends the following:

1.	Paragraph 7 of the Agreement is hereby amended in its entirety with the following:

7.	Member. The name and address of the Member are as follows:

Name	Address

Clearwire Legacy LLC	12920 SE 38th St.
Bellevue, WA 98006

IN WITNESS WHEREOF, the Member has executed this Amendment as of the date first set forth above.

CLEARWIRE LEGACY LLC

By:	/s/ David A. Miller
David A. Miller
Executive Vice President,
General Counsel & Secretary